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EXHIBIT 11

FRANKLIN FINANCE CORPORATION
COMPUTATION OF NET INCOME PER SHARE

Net income for basic income per share are computed by subtracting from the applicable income the dividend requirements on preferred stock to arrive at income applicable to common stock and dividing this amount by the weighted average number of shares of common stock outstanding during the period.


                                                        For period from
                                                       December 22, 1997
                                                      (Inception) through
                                                        December 31, 1997
                                                     ----------------------
INCOME
Net income                                                 $    102,547
Less: preferred stock dividend requirements                      49,340
                                                           ------------
Net income applicable to common stock                            53,207

SHARES
Weighted average number of common shares outstanding             22,077

NET INCOME PER SHARE                                       $       2.41



EXHIBIT 12

FRANKLIN FINANCE CORPORATION
COMPUTATION OF RATIO OF INCOME TO FIXED CHARGES


                                                         For period from
                                                        December 22, 1997
                                                       (Inception) through
                                                        December 31, 1997
                                                       --------------------
Net income                                                     102,547
Fixed charges:
  Advisory fees                                                      0
                                                              --------
Total fixed charges                                                  0


Income before fixed charges                                    102,547
Fixed charges, as above                                              0
Ratio of income to fixed charges                                     0





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